Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Chavant Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (3)	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share (4)	Rule 457(f)(1)	856,042	$11.00 (5)	$9,416,462.00	.00011020	$1,037.69
	Equity	Class A Common Stock, par value $0.00001 per share (6)	Rule 457(f)(2)	14,877,426	$0.000003 (7)	$49.59	.00011020	$0.005
	Equity	Class A Common Stock issuable upon exercise of options (8)	457(f)(2)	1,983,653	$0.000003 (7)	$6.61	.00011020	$0.0000
	Equity	Class A Common Stock issuable upon settlement of restricted stock units (9)	457(f)(2)	210,646	$0.000003 (7)	$0.70	.00011020	$0.0000
	Equity	Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 (10)	Rule 457(g)	6,000,000	N/A (11)	N/A (11)	N/A (11)	N/A (11)
	Equity	Class A Common Stock issuable upon exercise of Public Warrants (12)	Rule 457(g), (i)	6,000,000	$11.53 (12)	$69,180,000	.00011020	$7,623.64
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$78,596,518.91		$8,661.34
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$8,661.34

(1)	Based on the maximum number of shares of Class A Common Stock of Chavant Capital Acquisition Corp. (“Chavant”) estimated to be issued in connection with the Transaction described herein between Chavant, CLAY Merger Sub II, Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of Chavant (“Merger Sub”), and Mobix Labs, Inc. (“Mobix”), pursuant to which on the business day immediately prior to consummation of the Transaction (the “Closing”), Chavant will transfer its registration from the Cayman Islands to the State of Delaware, where it will then immediately incorporate as a Delaware corporation (the “Domestication”), and at the Closing, Merger Sub will be merged with and into Mobix, with Mobix surviving the merger as a wholly-owned direct subsidiary of Chavant (the “Merger” and, collectively with the Domestication and other transactions described in the Business Combination Agreement, the “Transaction”). Upon the Closing, Chavant will be renamed Mobix Labs, Inc. (“New Mobix Labs”), and Mobix Labs will be renamed Mobix Labs Operations, Inc. Defined terms used herein that are not defined herein have the meanings ascribed to such terms in the Registration Statement on Form S-4 to which this Exhibit 107 relates (this “Registration Statement”).
(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	The number of shares of Class A Common Stock being registered includes 856,042 of Chavant’s ordinary shares that were sold pursuant to Chavant’s Registration Statement on Form S-1 (File No. 333-257459), which will automatically convert into shares of Class A Common Stock in the Domestication and remain outstanding following the Transaction, and assumes there are no redemption elections in respect of such shares. Does not include Founder Shares that convert into shares of Class A Common Stock in the Domestication.
(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Chavant’s ordinary shares on the Nasdaq Capital Market (“Nasdaq”) on April 6, 2023 ($11.00 per share), in accordance with Rule 457(f)(1) (within five business days prior to the date of the filing of this initial Registration Statement on Form S-4).
(6)	Represents the sum of (a) 12,177,426 shares of Class A Common Stock to be issued to certain non-consenting security holders of Mobix (including holders of (i) shares of Mobix common stock, par value $0.00001 per share (“Mobix Common Stock”), (ii) Mobix warrants that are exercisable in accordance with their terms for Mobix Common Stock, (iii) Mobix convertible instruments, including SAFEs and promissory notes that are convertible in accordance with their terms into Mobix capital stock, and (iv) in-the-money vested Mobix options that will be converted into shares of Class A Common Stock on a net settlement basis); (b) 200,000 shares that may be issued as earnout consideration to certain non-consenting security holders of Mobix following the Transaction, and (c) additional shares of Class A Common Stock that may be issued in exchange for equity securities issued by Mobix Labs in private placements after March 26, 2023. The estimated maximum number of such additional shares that may be issued is 2,500,000, and this estimate is provided solely for the purpose of registering a maximum amount of shares under the Registration Statement on Form S-4.
(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the Mobix securities to be exchanged in the Transaction as of immediately prior to the Transaction. Mobix is a private company, no market exists for its securities and Mobix has an accumulated capital deficit.
(8)	Represents shares of Class A Common Stock issuable upon future exercise of outstanding out-of-the-money Mobix stock options held by non-consenting securityholders of Mobix that will be assumed and become New Mobix stock options in the Transaction.
(9)	Represents shares of Class A Common Stock issuable upon future settlement of outstanding unvested Mobix restricted stock units held by non-consenting securityholders of Mobix that will be assumed and become New Mobix restricted stock units in the Transaction.
(10)	The number of warrants to acquire shares of Class A Common Stock being registered represents 6,000,000 warrants issued in Chavant’s initial public offering (“Public Warrants”), which will automatically be converted by operation of law into warrants to acquire shares of Class A Common Stock as a result of the Domestication. Does not include Private Warrants.

(11)	The maximum number of Public Warrants and shares of Class A Common Stock issuable upon exercise of the Public Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Public Warrants has been allocated to the shares of Class A Common Stock issuable upon exercise of the Public Warrants and included in the registration fee paid in respect of such shares of Class A Common Stock. No additional registration fee is payable pursuant to Rule 457(g).
(12)	Represents the estimated maximum number of shares of Class A Common Stock to be issued upon the exercise of the Public Warrants. Calculated pursuant to Rule 457(g) and 457(i) under the Securities Act, based on a sum of (i) the exercise price of the Public Warrants, and (ii) the average of the high and low prices of the Public Warrants on Nasdaq on April 6, 2023 ($0.03 per share).